--------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



              Date of Report (Date of Earliest Event Reported):
                              NOVEMBER 19, 1997


                              KITTY HAWK, INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



   State of Delaware                      0-25202                             75-2564006
(STATE OF INCORPORATION)            (COMMISSION FILE NO.)         (IRS EMPLOYER IDENTIFICATION NO.)


                            1515 West 20th Street
                               P.O. Box 612787
             Dallas/Fort Worth International Airport, Texas 75261
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

     Registrant's telephone number, including area code:  (972) 456-2200

                                Not Applicable
        (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

On September 22, 1997, Kitty Hawk, Inc. ("Kitty Hawk" or the "Company"), Kitty Hawk - AIA, Inc. ("Kitty Hawk - AIA"), Kitty Hawk - AIT, Inc. ("Kitty Hawk - AIT"), Kitty Hawk - FOL, Inc. ("Kitty Hawk - FOL"), Kitty Hawk - KFS, Inc. ("Kitty Hawk - KFS"), Kitty Hawk - OK, Inc. ("Kitty Hawk - OK"), M. Tom Christopher, Conrad A. Kalitta, American International Airways, Inc. ("AIA"), American International Travel, Inc. ("AIT"), Flight One Logistics, Inc. ("FOL"), Kalitta Flying Service, Inc. ("KFS") and O.K. Turbines, Inc. ("OK"), entered into an Agreement and Plan of Merger, which was subsequently amended (as amended, the "Merger Agreement"). As used herein, Kitty Hawk - AIA, Kitty Hawk - AIT, Kitty Hawk - FOL, Kitty Hawk - KFS and Kitty Hawk - OK are collectively referred to as the "Merger Subs" and AIA, AIT, FOL, KFS and OK are collectively referred to as the "Kalitta Companies".

On November 19, 1997, the Company consummated the transactions contemplated by the Merger Agreement and acquired the Kalitta Companies from Mr. Kalitta. Pursuant to the terms of the Merger Agreement, each of the Kalitta Companies were merged with and into separate Merger Subs, with each Kalitta Company surviving as a direct, wholly owned subsidiary of the Company. In connection with the mergers, (i) four of the Kalitta Companies' outstanding shares of common stock were converted, in the aggregate, into 4,099,150 shares of the Company's common stock, par value $.01 per share and (ii) one of the Kalitta Companies' outstanding shares of common stock were converted into the right to receive $20 million cash. The terms of the Merger Agreement, including the amount of consideration to be paid by the Company in connection with the mergers, were derived through arm's length negotiations between the parties. Subsequent to the merger, Mr. Kalitta became Vice Chairman of the Company and beneficially owns 4,099,150 shares of the Company's common stock or 24.5% of the Company's outstanding common stock.

The Company funded the $20 million cash portion of the merger consideration through a concurrent 2,200,000 share common stock offering and a $340 million senior secured note offering.

Prior to the mergers, the Kalitta Companies provided scheduled and charter air freight carrier services, air passenger charter services and aircraft maintenance services. The Company expects the Kalitta Companies to continue to provide these services after the merger.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)     Financial Statements

         Historical financial statements of the Kalitta Companies required by
Item 7(a) of Form 8-K are filed herewith.

               Financial Statement Index                      Page
               -------------------------                      ----
Independent Auditors' Report................................  F-1
Combined Balance Sheets at December 31, 1995 and 1996 and
  September 30, 1997 (unaudited)............................  F-2
Combined Statements of Operations for the years ended
  December 31, 1994, 1995 and 1996 and the nine month
  periods ended September 30, 1996 and 1997 (unaudited).....  F-3
Combined Statements of Stockholder's Equity for the years
  ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 (unaudited)......................  F-4
Combined Statements of Cash Flows for the years ended
  December 31, 1994, 1995 and 1996 and the nine month
  periods ended September 30, 1996 and 1997 (unaudited).....  F-5
Notes to Combined Financial Statements......................  F-7

         (b)     Pro Forma Financial Information

         Pro forma financial information relating to the acquisition of the Kalitta Companies required by Item 7(b) of Form 8-K is filed herewith.


        Pro Forma Financial Statements Index                  Page
        ------------------------------------                  ----
Unaudited Pro Forma Combined Financial Information..........  F-17
Unaudited Pro Forma Combined Balance Sheet at
  September 30, 1997........................................  F-18
Unaudited Pro Forma Combined Statement of Operations for
  the year ended December 31, 1996..........................  F-19
Unaudited Pro Forma Combined Statement of Operations for
  the nine months ended September 30, 1997..................  F-20
Notes to Unaudited Pro Forma Combined Financial
  Information...............................................  F-21

         (c)     Exhibits

         2.1 Agreement and Plan of Merger, dated as of September 22, 1997 (the "Merger Agreement"), by and among Kitty Hawk, Inc., Kitty Hawk - AIA, Inc., Kitty Hawk - AIT, Inc., Kitty Hawk - FOL, Inc., Kitty Hawk
         - KFS, Inc., Kitty Hawk - OK, Inc., M. Tom Christopher, American International Airways, Inc., American International Travel, Inc., Flight One Logistics, Inc., Kalitta Flying Service, Inc., O.K. Turbines, Inc., and Conrad Kalitta. (1)

         2.2     Amendment No. 1 to the Merger Agreement, dated October 23,
         1997. (1)

         2.3     Amendment No. 2 to the Merger Agreement, dated October 29,
         1997. (1)

         2.4     Amendment No. 3 to the Merger Agreement, dated November 14,
         1997. (1)

         23.1    Consent of Deloitte & Touche, LLP. (2)

_____________

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Reg. No. 333-36125), dated November 1997.

(2)      Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        KITTY HAWK, INC.



Date:    December 3, 1997               By:      /s/ RICHARD R. WADSWORTH
                                            ----------------------------------
                                            Name:    Richard R. Wadsworth
                                            Title:   Senior Vice President --
                                                     Finance

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of American International Airways, Inc. and Related Companies
Ypsilanti, Michigan

     We have audited the accompanying combined balance sheets of American International Airways, Inc. and related companies as of December 31, 1996 and 1995, and the related combined statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. The combined financial statements include the accounts of American International Airways, Inc. and its 60% owned partnership, American International Cargo; and related companies Kalitta Flying Services, Inc., O.K. Turbines, Inc., American International Travel, Inc. and Flight One Logistics, Inc. (collectively, the "Companies"). These Companies are under common ownership and common management. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of American International Airways, Inc. and related companies as of December 31, 1996 and 1995, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Companies will continue as a going concern. As discussed in Note 11 to the financial statements, the Companies (1) are experiencing difficulty in generating sufficient cash flows to meet their obligations and sustain their operations, (2) failed to make certain principal payments and are not in compliance with certain covenants of their long-term debt agreements (3) have negative working capital and (4) have incurred substantial losses subsequent to December 31, 1996, which raises substantial doubt about their ability to continue as a going concern. Management's plans concerning these matters are described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Ann Arbor, Michigan
October 16, 1997

           AMERICAN INTERNATIONAL AIRWAYS, INC. AND RELATED COMPANIES

                            COMBINED BALANCE SHEETS
               DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1997

                                     ASSETS

                                                                     DECEMBER 31,
                                                              ---------------------------   SEPTEMBER 30,
                                                                  1995           1996           1997
                                                              ------------   ------------   -------------
                                                                                             (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................  $  1,091,960   $  2,324,353    $  3,282,142
  Restricted cash...........................................                      795,030      14,036,924
  Accounts receivable, net (Notes 1 and 3)..................    88,273,823     67,081,125      64,908,684
  Accounts receivable -- related parties....................     4,390,261      2,960,778       1,254,798
  Expendable parts and supplies.............................    12,330,854     20,742,140      24,624,354
  Aircraft held for resale (Note 4).........................     6,593,069      6,117,266       5,346,453
  Deposits, prepaid expenses and other assets...............     4,914,056      8,018,273       7,326,008
  Prepaid fuel..............................................     4,080,373      5,828,047       6,999,565
  Notes receivable, current.................................       186,085        186,085         100,804
                                                              ------------   ------------    ------------
    Total current assets....................................   121,860,481    114,053,097     127,879,732
PROPERTY AND EQUIPMENT:
  Land and improvements.....................................       228,678        228,678         228,678
  Building and leasehold improvements (Note 4)..............     9,347,825     12,752,356      14,363,228
  Rotable parts (Note 3)....................................    14,560,287     16,779,386      17,661,392
  Equipment (Note 3)........................................    19,685,442     23,677,640      26,317,512
  Aircraft (Note 3).........................................   264,266,383    320,276,140     303,778,995
                                                              ------------   ------------    ------------
        Total...............................................   308,088,615    373,714,200     362,349,805
  Less accumulated depreciation.............................    81,246,881    109,707,512     113,883,560
                                                              ------------   ------------    ------------
        Net.................................................   226,841,734    264,006,688     248,466,245
  Aircraft in modification (Note 3).........................    25,557,078        988,541      21,925,586
  Construction in progress..................................     3,152,560        923,150       1,427,361
                                                              ------------   ------------    ------------
        Total property and equipment, net...................   255,551,372    265,918,379     271,819,192
NOTES RECEIVABLE, LESS CURRENT PORTION......................       184,968        131,805              --
RECEIVABLE FROM AFFILIATED COMPANY..........................            --             --         777,284
                                                              ------------   ------------    ------------
TOTAL ASSETS (Notes 3 and 4)................................  $377,596,821   $380,103,281    $400,476,208
                                                              ============   ============    ============

                                  LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable:
    Trade (Note 1)..........................................  $ 62,125,228   $ 46,070,230    $ 49,898,805
    Related parties.........................................     4,421,143         77,450             121
  Accrued liabilities.......................................    20,342,988     24,172,883      22,969,507
  Deferred gain on sale of aircraft (Note 11)...............            --             --      30,255,291
  Deferred revenue..........................................            --        795,030       3,036,924
  Notes payable to bank, reclassified as current (Note 3)...            --     47,105,413      55,434,351
  Long term debt, reclassified as current (Note 4)..........            --    155,910,954     104,623,812
  Notes payable to bank (Note 3)............................    12,226,496      1,024,035       2,994,849
  Current maturities of long-term debt (Note 4).............    42,444,612     34,310,440      91,739,507
                                                              ------------   ------------    ------------
        Total current liabilities...........................   141,560,467    309,466,435     360,953,167
NOTES PAYABLE, NONCURRENT (Note 3)..........................    34,983,000             --              --
LONG-TERM DEBT, LESS CURRENT PORTION (Note 4)...............   130,717,485             --              --
NOTE PAYABLE TO STOCKHOLDER (Note 8)........................       100,000             --         300,462
                                                              ------------   ------------    ------------
        Total liabilities...................................   307,360,952    309,466,435     361,253,629
COMMITMENTS AND CONTINGENCIES
  (Notes 6 and 9)
MINORITY INTEREST IN AMERICAN INTERNATIONAL CARGO...........     3,944,070      3,551,735       3,572,437
STOCKHOLDER'S EQUITY (Note 5):
  Common stock, par value $1 per share, authorized 275,000
    shares in 1995, 1996 and 1997, issued and outstanding
    53,000 shares in 1995, 1996 and 1997....................        53,000         53,000          53,000
Additional paid-in capital..................................    14,062,669     17,839,157      17,839,157
Retained earnings...........................................    52,176,130     49,192,954      17,757,985
                                                              ------------   ------------    ------------
        Total stockholder's equity..........................    66,291,799     67,085,111      35,650,142
                                                              ------------   ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..................  $377,596,821   $380,103,281    $400,476,208
                                                              ============   ============    ============

                  See notes to combined financial statements.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
             AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                   DECEMBER 31,                         SEPTEMBER 30,
                                    ------------------------------------------   ---------------------------
                                        1994           1995           1996           1996           1997
                                    ------------   ------------   ------------   ------------   ------------
                                                                                         (UNAUDITED)
Revenues (Note 9):
  Air transportation services.....  $298,080,850   $359,404,248   $388,192,479   $275,211,481   $302,344,768
  Maintenance and other...........     7,448,982     14,278,793     36,348,245     25,801,347     23,299,368
                                    ------------   ------------   ------------   ------------   ------------
         Total revenues...........   305,529,832    373,683,041    424,540,724    301,012,828    325,644,136
Operating Costs and Expenses:
  Flight..........................   115,613,706    168,774,779    150,255,587    107,006,096    126,207,639
  Maintenance.....................    64,722,079    103,388,710    115,081,955     81,561,290    107,432,257
  Fuel............................    57,361,888     54,538,321     82,717,539     58,433,493     55,094,783
  Depreciation....................    13,809,281     20,971,405     32,091,119     23,958,549     26,467,600
  Selling, general and
    administrative................    13,272,361     21,676,079     21,889,355     15,353,022     17,847,884
  Provision for doubtful
    accounts......................     2,231,485      1,862,283      1,010,663      2,386,059      1,633,958
                                    ------------   ------------   ------------   ------------   ------------
         Total cost and
           expenses...............   267,010,800    371,211,577    403,046,218    288,698,509    334,684,121
                                    ------------   ------------   ------------   ------------   ------------
Income (Loss) from Operations.....    38,519,032      2,471,464     21,494,506     12,314,319     (9,039,985)
Other Income (Expense):
  Interest expense, net...........    (8,007,389)   (14,748,611)   (21,632,389)   (15,755,315)   (19,740,204)
  Gain on disposition of property
    and equipment, net............     3,389,881     11,707,673        130,934        425,742        624,395
  Gain on contract settlement.....            --             --      1,123,200      1,123,200             --
  Gain on insurance
    reimbursement.................            --      8,147,878             --             --        542,302
  Merger related costs............            --             --             --             --     (1,269,100)
  Net, miscellaneous..............      (550,000)          (110)        13,116         13,214             --
                                    ------------   ------------   ------------   ------------   ------------
         Total other (expense)
           income.................    (5,167,508)     5,106,830    (20,365,139)   (14,193,159)   (19,842,607)
                                    ------------   ------------   ------------   ------------   ------------
Income (Loss) Before Minority
  Interest in American
  International Cargo.............    33,351,524      7,578,294      1,129,367     (1,878,840)   (28,882,592)
Minority Interest in American
  International Cargo.............    (2,758,372)    (3,092,513)    (1,146,019)      (907,730)    (1,858,958)
                                    ------------   ------------   ------------   ------------   ------------
Net Income (Loss).................  $ 30,593,152   $  4,485,781   $    (16,652)  $ (2,786,570)  $(30,741,550)
                                    ============   ============   ============   ============   ============

Unaudited Pro forma Data (Note 1):
  Income (loss) before provision
    for income taxes..............  $ 30,593,152   $  4,485,781   $    (16,652)  $ (2,786,570)  $(30,741,550)
  Provision for income taxes......    11,625,398      1,704,597             --             --             --
                                    ------------   ------------   ------------   ------------   ------------
Pro forma net income (loss).......  $ 18,967,754   $  2,781,184   $    (16,652)  $ (2,786,570)  $(30,741,550)
                                    ============   ============   ============   ============   ============

                  See notes to combined financial statements.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
   YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1997

                                   AMERICAN       KALITTA                              AMERICAN       FLIGHT
                                 INTERNATIONAL    FLYING       O.K.        GRAND     INTERNATIONAL      ONE
                                    AIRWAYS      SERVICES,   TURBINES,   HOLDINGS,      TRAVEL,      LOGISTICS
                                     INC.          INC.        INC.        INC.          INC.          INC.       TOTAL
                                 -------------   ---------   ---------   ---------   -------------   ---------   -------
Balance, December 31, 1993.....     $25,000       $25,000      $1,000      $  --        $   --        $   --     $51,000
  Acquisition of Grand
    Holdings, Inc. (Note 2)....          --            --          --        100            --            --         100
  Distributions to
    stockholder................          --            --          --         --            --            --          --
  Net income...................          --            --          --         --            --            --          --
                                    -------       -------      ------      -----        ------        ------     -------
Balance, December 31, 1994.....      25,000        25,000       1,000        100            --            --      51,100
  Issuance of common stock.....          --            --          --         --         1,000         1,000       2,000
  Disposal of Grand Holdings,
    Inc. (Note 2)..............          --            --          --       (100)           --            --        (100)
  Contributions by stockholder
    (Note 2)...................          --            --          --         --            --            --          --
  Distributions to
    stockholder................          --            --          --         --            --            --          --
  Net income...................          --            --          --         --            --            --          --
                                    -------       -------      ------      -----        ------        ------     -------
Balance, December 31, 1995.....      25,000        25,000       1,000         --         1,000         1,000      53,000
  Contributions by
    stockholder................          --            --          --         --            --            --          --
  Distributions to
    stockholder................          --            --          --         --            --            --          --
  Net loss.....................          --            --          --         --            --            --          --
                                    -------       -------      ------      -----        ------        ------     -------
Balance, December 31, 1996.....      25,000        25,000       1,000         --         1,000         1,000      53,000
  Distributions to stockholder
    (unaudited)................          --            --          --         --            --            --          --
  Net loss (unaudited).........          --            --          --         --            --            --          --
                                    -------       -------      ------      -----        ------        ------     -------
Balance, September 30, 1997
  (Unaudited)..................     $25,000       $25,000      $1,000      $  --        $1,000        $1,000     $53,000
                                    =======       =======      ======      =====        ======        ======     =======


                                 ADDITIONAL
                                   PAID-IN       RETAINED
                                   CAPITAL       EARNINGS
                                 -----------   ------------
Balance, December 31, 1993.....  $ 7,054,995   $ 39,354,622
  Acquisition of Grand
    Holdings, Inc. (Note 2)....    8,875,000             --
  Distributions to
    stockholder................           --     (8,830,125)
  Net income...................           --     30,593,152
                                 -----------   ------------
Balance, December 31, 1994.....   15,929,995     61,117,649
  Issuance of common stock.....           --             --
  Disposal of Grand Holdings,
    Inc. (Note 2)..............   (8,875,000)       303,411
  Contributions by stockholder
    (Note 2)...................    7,007,674             --
  Distributions to
    stockholder................           --    (13,730,711)
  Net income...................           --      4,485,781
                                 -----------   ------------
Balance, December 31, 1995.....   14,062,669     52,176,130
  Contributions by
    stockholder................    3,776,488             --
  Distributions to
    stockholder................           --     (2,966,524)
  Net loss.....................           --        (16,652)
                                 -----------   ------------
Balance, December 31, 1996.....   17,839,157     49,192,954
  Distributions to stockholder
    (unaudited)................           --       (693,419)
  Net loss (unaudited).........           --    (30,741,550)
                                 -----------   ------------
Balance, September 30, 1997
  (Unaudited)..................  $17,839,157   $ 17,757,985
                                 ===========   ============

                  See notes to combined financial statements.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
           AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                                  DECEMBER 31,                         SEPTEMBER 30,
                                                   ------------------------------------------   ---------------------------
                                                       1994           1995           1996           1996           1997
                                                   ------------   ------------   ------------   ------------   ------------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................  $ 30,593,152   $  4,485,781   $    (16,652)  $ (2,786,570)  $(30,741,550)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation.................................    13,809,281     20,971,405     32,091,119     23,958,549     26,467,600
    Provision for doubtful accounts..............     2,231,485      1,862,283      1,010,663      2,386,059      1,633,958
    Gain (loss) on disposition of property and
      equipment..................................    (3,389,881)   (11,707,673)      (130,934)      (425,742)      (624,395)
    Minority interest in American International
      Cargo......................................     2,758,372      3,093,262      1,143,637        907,730      1,858,958
    Changes in assets and liabilities which
      provided (used) cash:
      Restricted cash............................            --             --             --             --    (11,000,000)
      Accounts receivable........................   (20,725,807)   (17,819,263)    21,611,518     33,008,115      2,819,463
      Expendable parts and supplies..............    (4,454,286)    (3,470,152)    (7,034,678)    (3,987,431)    (4,118,881)
      Deposits, prepaid expenses and other
        assets...................................    (1,845,978)    (3,740,088)    (3,972,997)    (3,327,352)    (1,466,394)
      Aircraft held for resale...................    (6,975,000)    21,754,521     (1,702,354)      (440,061)    (1,261,293)
      Accounts payable...........................    17,099,346     26,128,641    (20,398,691)   (21,757,622)     4,543,332
      Accrued liabilities........................     4,742,342      7,956,796      3,829,895        140,188     (1,203,376)
                                                   ------------   ------------   ------------   ------------   ------------
        Total adjustments........................     3,249,874     45,029,732     26,447,178     30,462,433     17,648,972
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by (used in) operating
          activities.............................    33,843,026     49,515,513     26,430,526     27,675,863    (13,092,578)
Cash flows from investing activities:
  Purchase of property and equipment.............   (77,831,613)  (153,719,347)   (53,413,262)   (43,597,858)   (54,508,576)
  Proceeds from disposition of property and
    equipment....................................     5,250,000     33,603,329     11,008,725     10,145,798     55,127,500
  Collections on note receivable.................       139,620        119,324         53,163         53,163             --
  Issuance of notes receivable to affiliated
    company......................................            --             --             --             --       (777,284)
  Disposal of Grand Holdings, Inc., net of
    cash.........................................            --       (948,818)            --             --             --
  Acquisition of Grand-Holdings, Inc. net of cash
    acquired.....................................       (97,077)            --             --             --             --
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by (used in) investing
          activities.............................   (72,539,070)  (120,945,512)   (42,351,374)   (33,398,897)      (158,360)
Cash flows from financing activities:
  Repayments of notes and long-term debt.........   (21,997,617)   (36,899,953)   (52,117,964)   (53,307,078)   (63,198,575)
  Borrowings under notes and long-term debt
    agreements...................................    74,466,207    119,952,548     70,097,213     61,295,530     79,640,259
  Net (repayments) borrowings under note payable
    to stockholder...............................            --         14,000       (100,000)       340,462        300,462
  Issuance of common stock.......................            --          2,000             --             --             --
  Contribution of capital by stockholder.........            --        554,102      3,776,488      3,759,903             --
  Distributions to American International Cargo
    minority stockholder.........................    (1,367,328)    (2,106,000)    (1,535,972)    (1,540,000)    (1,840,000)
  Distributions to stockholder...................    (8,830,125)   (13,730,711)    (2,966,524)    (2,580,655)      (693,419)
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by financing
          activities.............................    42,271,137     67,785,986     17,153,241      7,968,162     14,208,727
                                                   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in cash......................     3,575,093     (3,644,013)     1,232,393      2,245,128        957,789
Cash, beginning of period........................     1,160,880      4,735,973      1,091,960      1,091,960      2,324,353
                                                   ------------   ------------   ------------   ------------   ------------
Cash, end of period..............................  $  4,735,973   $  1,091,960   $  2,324,353   $  3,337,088   $  3,282,142
                                                   ============   ============   ============   ============   ============
Supplemental disclosure of cash flow
  information -- Cash paid during the period for
  interest.......................................  $  7,677,452   $ 16,334,750   $ 21,806,688   $ 13,688,820   $ 18,916,308
                                                   ============   ============   ============   ============   ============

Noncash operating and investing activities:

  In 1994, the Companies transferred assets with a net book value of $738,094 from property and equipment to aircraft held for resale.

  In 1995, the sole stockholder sold 80% of Grand Holdings, Inc. The nonmonetary combining effect on the Companies was $8,193,747.

  In 1995, the Companies refinanced $680,000 of notes payable to a bank on a long-term basis.

  In 1995, the sole stockholder of the Companies contributed property and equipment of $6,453,572.

  In 1996, the Companies transferred assets with a net book value of $1,436,000 from aircraft held for resale to property and equipment.

  In 1996, the Companies transferred assets with a net book value of $1,376,608 from property and equipment to inventory.

  In 1996, the Companies received $795,030 in restricted cash from customers for deposit.

  In 1996, the Companies deferred a $878,894 loss on the sale-leaseback of an aircraft held for resale.

  In 1997 (unaudited), the Companies sold certain assets held for resale for $1,150,000 in exchange for accounts receivable and reduction of outstanding liabilities.

  In 1997 (unaudited), the Companies received $2,241,894 in restricted cash from customers for deposit.

  In 1997 (unaudited), the Companies transferred assets with a net book value of $137,000 from inventory to property and equipment.

  In 1997 (unaudited), the Companies transferred assets with a net book value of $635,774 from property and equipment to assets held for resale.

  In 1997 (unaudited), the Companies netted $217,086 due under notes receivable with outstanding liabilities.

  In 1997 (unaudited), the Companies deferred a gain of $30,255,291 on the sale of 16 Boeing 727 aircraft to Kitty Hawk.

                  See notes to combined financial statements.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business Description -- American International Airways, Inc. and its related companies (the "Companies") provide worldwide scheduled air cargo and charter services. The scheduled air cargo delivery business includes an overnight freight service operating within a network of North American cities. By integrating their scheduled and charter freight business and scheduled air cargo from the United States to the Far East, the Companies are able to provide air express delivery of virtually any type of air freight throughout the world. The Companies also provide a wide variety of aviation services, including ground handling support and airframe and engine maintenance and overhaul for their own aircraft and for other aircraft operators, travel services for the Companies' flight crews and maintenance personnel, and air charter management and services for the Companies.

  Significant Accounting Policies:

     Principles of Combined Financial Statements -- The combined financial statements include the accounts of American International Airways, Inc. and its 60% owned partnership, American International Cargo ("AIA"); and related companies Kalitta Flying Services, Inc. ("KFS"), O.K. Turbines, Inc. ("O.K."), American International Travel, Inc. ("AIT") and Flight One Logistics, Inc. ("FOL") (collectively referred to as the "Companies"). Combined financial statements are presented because AIA and the related companies are owned by the same individual and are operated by common management. All significant intercompany accounts and transactions have been eliminated.

     Interim Financial Statements -- The combined financial statements as of and for the nine months ended September 30, 1996 and 1997 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Financial Instruments of the Companies consist principally of accounts receivable, accounts payable, notes payable to stockholder, debt and letters of credit. The recorded value of financial instruments included in the financial statements approximates fair value.

     Restricted Cash represents passenger customer deposits held in escrow with a corresponding credit to deferred revenue until the charter services are provided. In addition, at September 30, 1997, $11 million was held in escrow for the modification of a Boeing 747 aircraft (unaudited).

     Accounts Receivable are net of an allowance of $2,062,000 and $2,389,000 for the years ended December 31, 1995 and 1996 and $3,381,000 for the nine months ended September 30, 1997 (unaudited), respectively.

     Expendable Parts and Supplies are carried at the lower of cost (using the first-in, first-out method or average cost convention) or market.

     Aircraft Held for Resale -- The Companies may periodically purchase aircraft for resale. These aircraft are carried at the lower of cost or net realizable value. The long-term portion of debt associated with these aircraft is classified as current (Note 4). The sale of such assets is expected within twelve months.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Property and Equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                              YEARS
                                                              ------
Building and leasehold improvements.........................  5 - 40
Aircraft....................................................  5 - 14
Equipment...................................................  3 - 10
Rotable parts...............................................  3 -  7

     During 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to these assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is required to be adopted for the Companies' 1996 fiscal year. The Companies have completed the process of evaluating the impact on the combined financial statements that will result from adopting SFAS 121 and does not believe the effect to be material.

     Rotable Parts are net of an allowance of $1,016,667 and $816,667 for the years ended December 31, 1995 and 1996 and $1,016,667 for the nine months ended September 30, 1997 (unaudited), respectively.

     Aircraft In Modification includes aircraft in the process of being converted from passenger to freighter configuration.

     Accounts Payable Trade includes bank overdrafts of $4,954,225 and $4,812,147 at December 31, 1995 and 1996 and $5,430,166 at September 30, 1997
(unaudited), respectively.

     Revenue Recognition -- Revenue from scheduled and chartered services represent charges for movement of air cargo and passengers and is recognized when movement is complete. Revenue for maintenance, overhaul and repair services is recognized when services are rendered.

     Export Sales -- The Companies consider sales of services to unaffiliated customers in foreign countries as export sales.

     Taxes on Income -- The Companies have elected to be taxed as S Corporations under the Internal Revenue Code. As S Corporations, the income of the Companies is taxable to the sole stockholder and, accordingly, these combined financial statements do not include a provision for corporate income taxes.

     Approximately $3,390,000 of the Companies' retained earnings at December 31, 1996 was earned prior to the S Corporation elections and would be taxed to the sole stockholder in the event of distribution.

     The unaudited pro forma provision for income taxes reported on the combined statements of operations shows the approximate federal and state income taxes (by applying statutory rates) that would have been incurred if the Companies had been subject to tax as a C Corporation. No tax benefit has been provided for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 due to the uncertainty of the Companies' ability to recover such benefits.

     Interest Costs -- Interest on funds used to finance the acquisition and modification of aircraft up to the date the asset is placed in service is capitalized and included in the cost of the asset. Interest capitalized during the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 was $668,000, $1,692,000, $562,000 and $533,000,
respectively. No interest cost was capitalized for the nine months ended September 30, 1997 (unaudited).

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Foreign Transactions -- All significant monetary transactions of the Companies are denominated in U.S. currency.

     Reclassifications -- Certain reclassifications were made to the 1994, 1995 and 1996 financial statements to conform with the classifications used in 1997.

2. ACQUISITION AND DISPOSAL OF RELATED COMPANY

     On December 31, 1994, the sole stockholder of the Companies acquired all outstanding shares of Grand Holdings, Inc. ("GHI") for $8,875,100 in cash and notes. GHI operated a charter passenger service. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the fair value of assets acquired and liabilities assumed. The primary assets acquired from the transaction were three aircraft.

     On June 30, 1995, the sole stockholder of the Companies sold 80% of his share in Grand Holdings, Inc. ("GHI"). Prior to June 30, 1995, the aircraft of GHI were distributed to the sole stockholder and in turn contributed to AIA.

3. NOTES PAYABLE TO BANK

     Notes payable to banks consist of the following:

                                                              DECEMBER 31,
                                                        -------------------------   SEPTEMBER 30,
                                                           1995          1996           1997
                                                        -----------   -----------   -------------
                                                                                     (UNAUDITED)
Current:
  Outstanding borrowings on a bridge loan with a bank
     (Note 10), at the bank's prime rate plus 2%
     (10.25% effective rate at December 31, 1996),
     expires December 9, 1999. Under the terms of the
     bridge loan, the Companies may borrow up to
     $14,250,000 to cover the purchase and
     modification of certain aircraft until permanent
     financing is obtained. The principal collateral
     for the bridge loan is the related aircraft. The
     loan is also secured by all assets of KFS and the
     assignment of a life insurance policy on the
     stockholder and the guaranty of the
     stockholder......................................  $ 9,456,496   $        --     $        --
  Outstanding borrowings on a $3,000,000 revolving
     credit agreement with a bank under which the
     Companies may borrow up to 75% on eligible
     accounts receivable. The agreement calls for
     interest at the bank's prime rate plus .5% (8.75%
     effective rate at December 31, 1996). Security
     consists of accounts receivable and the guaranty
     of the stockholder and the minority interest
     holder of American International Cargo...........    2,770,000     1,024,035       2,994,849
                                                        -----------   -----------     -----------
          Total.......................................  $12,226,496   $ 1,024,035     $ 2,994,849
                                                        ===========   ===========     ===========

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              DECEMBER 31,
                                                        -------------------------   SEPTEMBER 30,
                                                           1995          1996           1997
                                                        -----------   -----------   -------------
                                                                                     (UNAUDITED)
Long-term, reclassified as current:
  Outstanding borrowings on a $60,000,000 revolving
     credit agreement with a bank under which the
     Companies may borrow on eligible accounts
     receivable, a percentage of eligible rotable and
     consumable parts and 50% of the fair value of
     eligible aircraft. The agreement calls for
     interest at the bank's prime rate plus 1.25%
     (9.5% effective at December 31, 1996). The
     agreement expires December 9, 1999 at which time
     the entire amount outstanding is due. At December
     31, 1996 and September 30, 1997 (unaudited), the
     credit available was $4,521,537 and $1,410,137,
     respectively. Security consists of accounts
     receivable and aircraft spare parts as well as an
     assignment of life insurance policy on the
     stockholder. Also secured by all assets of KFS
     and guaranteed by the stockholder................  $   --        $47,105,413     $55,434,351
                                                        ===========   ===========     ===========
Long-Term:
  Outstanding borrowings on a $40,000,000 revolving
     credit agreement with a bank under which the
     Companies may borrow on eligible accounts
     receivable. The agreement calls for interest at
     the bank's prime rate plus .5% (9% effective at
     December 31, 1995). The agreement expires June 1,
     1997 at which time the entire amount outstanding
     is due. Security consists of accounts receivable
     and aircraft spare parts as well as an assignment
     of life insurance policy on the stockholder. The
     note is also secured by all assets of KFS and
     guaranteed by the stockholder....................  $34,983,000   $        --     $        --
                                                        ===========   ===========     ===========

     These credit agreements include certain restrictive covenants. At December 31, 1996, the Companies were in violation of the following covenants: (1) maintaining a combined fixed charge ratio of 1 to 1 and (2) certain cross collateralization covenants. As a result of these and other non-financial loan covenant violations, all debt has been classified as current.

     At September 30, 1997 (unaudited), the Companies had failed to make certain principal payments and were in violation of the following covenants: (1) maintaining a minimum tangible net worth of not less than $60 million; (2) maintaining a minimum debt to net worth ratio of not more than 5 to 1 and (3) certain cross collateralization covenants. As a result of these and other non-financial loan covenant violations, all debt has been classified as current.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                            DECEMBER 31,           SEPTEMBER 30,
                                                     ---------------------------   -------------
                                                         1995           1996           1997
                                                     ------------   ------------   -------------
                                                                                    (UNAUDITED)
Various notes payable with interest rates ranging
  from 7.49% to 12%. Certain interest rates are at
  prime plus 1% to 2.5% (9.25% to 10.75% effective
  rates at December 31, 1996). The notes are
  secured by property and equipment with a net book
  value of $231,792,981. Certain notes are also
  secured by substantially all of the Companies'
  assets, and the personal guaranty of the
  stockholder......................................  $173,162,097   $190,221,394    $196,363,319
Less:
  Current maturities of long-term debt.............    37,608,059     31,568,769      88,072,920
  Outstanding debt on aircraft held for resale.....     4,836,553      2,741,671       3,666,587
                                                     ------------   ------------    ------------
          Total....................................    42,444,612     34,310,440      91,739,507
                                                     ------------   ------------    ------------
Net long-term debt, reclassified as current........            --    155,910,954     104,623,812
                                                     ------------   ------------    ------------
Net long-term debt.................................  $130,717,485   $         --    $         --
                                                     ============   ============    ============

     Without regard to the lenders exercising their right to demand payment, the aggregate amount of required payments on long-term debt and notes payable to bank (Note 3) as of December 31, 1996 are as follows:

1997...................................................  $ 35,334,475
1998...................................................    69,298,498
1999...................................................    75,547,575
2000...................................................    23,925,286
2001...................................................    19,417,825
Thereafter.............................................    14,827,183
                                                         ------------
          Total........................................  $238,350,842
                                                         ============

     These credit agreements include certain restrictive covenants. At December 31, 1996, the Companies were in violation of the following covenants: (1) maintaining a minimum net worth of not less than $78 million; (2) maintaining a debt service coverage ratio of not less than 1.2 to 1; (3) maintaining a maximum debt to net worth ratio of not more than 4 to 1; (4) maintaining an EBITDA ratio of not less than 1.1 to 1; and (5) certain cross collateralization covenants. As a result of these and other non-financial loan covenant violations, all debt has been classified as current.

     At September 30, 1997 (unaudited), the Companies had failed to make certain principal payments on indebtedness and were in violation of the following covenants: (1) ratio of earnings to fixed charges; (2) ratio of cash flow to fixed charges; (3) cash flow to coverage; (4) minimum net income; (5) current ratio; (6) tangible net worth; (7) shareholder's equity; (8) debt service coverage; (9) fixed charge coverage; (10) debt to net worth ratios; (11) certain cross collateralization covenants as well as restrictions relating to encumbering their assets. As a result of these and other non-financial loan covenant violations, all debt has been classified as current.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Effective in July and August 1997, the Companies entered into agreements with certain lenders for the deferment of principal payments for a period of one to eight months. The aggregate monthly deferrals range from $693,000 to $2,824,000. The Companies are to make interest payments only during this period. At the end of the deferral periods, the Companies will resume principal payments in accordance with the terms of the loan agreement.

5. COMMON STOCK

     Common stock of the Companies is as follows:

                                                         DECEMBER 31,      SEPTEMBER 30,
                                                      ------------------   -------------
                                                       1995       1996         1997
                                                      -------    -------   -------------
                                                                            (UNAUDITED)
American International Airways, Inc., $1 par value;
  25,000 shares authorized, 25,000 shares issued and
  outstanding.......................................  $25,000    $25,000      $25,000
Kalitta Flying Services, Inc., $1 par value; 100,000
  shares authorized, 25,000 shares issued and
  outstanding.......................................   25,000     25,000       25,000
O.K. Turbines, Inc., $1 par value; 50,000 shares
  authorized, 1,000 shares issued and outstanding...    1,000      1,000        1,000
American International Travel, Inc., $1 par value;
  50,000 shares authorized, 1,000 shares issued and
  outstanding.......................................    1,000      1,000        1,000
Flight One Logistics, Inc., $1 par value; 50,000
  shares authorized, 1,000 shares issued and
  outstanding.......................................    1,000      1,000        1,000
                                                      -------    -------      -------
          Total.....................................  $53,000    $53,000      $53,000
                                                      =======    =======      =======

6. OPERATING LEASES

     The Companies lease office building, hangars, cargo storage, and related facilities under noncancelable operating leases which expire on various dates through 2011. In addition, the Companies periodically lease aircraft and other equipment under month-to-month lease agreements. Lease expense for all operating leases was $15,659,000, $24,095,000, $10,815,000, $7,576,000 and $6,094,000, for
the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited), respectively.

     Aggregate future minimum rental payments required under noncancelable operating leases at December 31, 1996 are as follows:

                                                            AMOUNT
                                                          -----------
Years Ending December 31:
  1997..................................................  $ 3,177,000
  1998..................................................    1,950,000
  1999..................................................    1,620,000
  2000..................................................    1,006,000
  2001..................................................      789,000
  Thereafter............................................    5,685,000
                                                          -----------
          Total minimum rental payments.................  $14,227,000
                                                          ===========

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. EMPLOYEE SAVINGS PLAN

     The Companies have three separate 401(k) employee savings plans, covering substantially all employees. The Companies' contributions to the plans are discretionary and were $133,000, $158,000, $353,000, $4,430 and $91,771, for the
years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited), respectively.

8. RELATED PARTY TRANSACTIONS

     The Companies lease certain aircraft to a company owned and operated by a relative of the sole stockholder of the Companies. In addition to providing services to unrelated third parties, the related company flies subcharter flights for the Companies and also provides lift capacity for the Companies' overnight scheduled cargo service. The Companies perform ground handling for the related company in certain locations. The related company also reimburses the Companies for certain applicable fuel, parking and landing and ground handling paid on the related company's behalf.

     The Companies also have certain transactions with an affiliated company that is partially owned by the Companies' sole stockholder. The remaining ownership of this affiliated company are relatives of the sole stockholder of the Companies. The Companies lease an office facility from this affiliated company for an annual rent of approximately $713,000. The lease expires May 14, 2007.

     Transactions and balances with related parties were as follows:

                                          DECEMBER 31,                     SEPTEMBER 30,
                              -------------------------------------   -----------------------
                                 1994         1995          1996         1996         1997
                              ----------   -----------   ----------   ----------   ----------
                                                                            (UNAUDITED)
Transactions and balances
  with sole stockholder:
  Note payable, noninterest
     bearing................  $       --   $   100,000   $       --   $       --   $  300,462
  Contribution of cash......          --       473,972    2,266,630           --           --
  Contribution of aircraft
     and equipment..........          --     6,453,572           --           --           --
Transactions with a company
  owned by a relative of the
  sole stockholder:
  Revenues..................     352,800    11,582,257    5,176,150    5,043,643      916,849
  Cost of revenues..........   2,366,288     6,097,447       28,727       28,646      121,511
  Sale of DC8...............          --     5,200,000           --           --           --
Transactions and balances
  with an affiliated
  company:
  Receivable from affiliated
  company...................          --            --           --           --      777,284
  Rental expense............          --            --           --           --      266,342
Transactions with GHI --
  Purchase of three DC8
  engines...................          --     1,950,000           --           --           --
Transactions with sole
  stockholder and relatives
  of the sole stockholder --
  Promotional revenues......     830,616     1,257,771    1,206,529      898,209      315,934
  Promotional expenses......   2,602,038     3,643,611    3,096,724    2,128,292    2,344,562

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. COMMITMENTS AND CONTINGENCIES

     Purchase Commitments -- In March 1997, the Companies committed to purchase three Boeing 747-200 aircraft and associated engines, four additional spare engines and certain other related spare parts for approximately $63,000,000. In connection with these purchase commitments, the Companies intend to modify these aircraft for approximately $24,000,000. The Companies took delivery of one of the aircraft and a spare engine on September 26, 1997, for $21 million and negotiated a revised agreement to purchase the remaining two aircraft and related spare parts for $42 million which includes a $1 million non-refundable deposit and a $1 million option purchase price which the seller can retain if the Companies fail to complete the purchase by February 16, 1998.

     In July 1997, the Companies purchased two L1011 aircraft for a total purchase price of $7,000,000. In connection with this purchase, the Companies have a commitment for the modification of these aircraft for $11,400,000.

     In addition, the Companies have a nonrefundable deposit of $320,000 with respect to a purchase commitment of $1,400,000. The realization of this deposit is dependent upon the Companies' ability to fulfill this purchase commitment.

     Letters of Credit -- The Companies' banks have issued to various airports and suppliers letters of credit totaling $5,071,000, $3,088,000, and $3,155,512, at December 31, 1995 and 1996 and September 30, 1997, respectively, against which accounts receivable are pledged as collateral. The last of the letters of credit expires in 1998.

     Legal Proceedings, Claims and Other -- The Companies are subject to legal proceedings and claims which have arisen in the ordinary course of business. Management intends to vigorously defend against these legal proceedings and believes, based upon the advice of legal counsel, that the outcome will not have a materially adverse effect on the Companies' financial position, results of operations, or cash flows.

     In January 1996, the FAA issued a series of Directives on certain Boeing 747 aircraft which were modified for freight hauling by GATX-Airlog Company, a subsidiary of General American Transportation Corp ("GATX"). The Directives, which became effective on January 30, 1996, were issued because of concerns relating to the integrity of the cargo door and surrounding floor area in the event the aircraft were operated at their maximum cargo capacity of approximately 220,000 pounds. In spite of the fact that the aircraft affected by the Directives have flown over 83,000 hours without incident, the Directives require certain modifications to be made to the aircraft. Absent such modifications, the Directives limit the cargo capacity of these aircraft to 120,000 lbs., a limit which restricts the Companies' ability to profitably operate the aircraft.

     One of each of the Companies' Boeing 747-200 and Boeing 747-100 freighters are affected by these Directives and have been out of service since January 1996. GATX has proposed a solution to the problem identified by one of the Directives which has been approved by the FAA. An appropriate means to test the proposed solution, however, has not yet been identified. Currently, the Companies anticipate modifying the Boeing 747-100 to be in compliance with a portion of the Directive for which the FAA has approved a solution by the latter half of 1998, which will allow the Companies to operate it with a reduced cargo capacity of 160,000 lbs. The Companies are awaiting engineering solutions to address the remaining Directives. If the cost necessary to fully implement these solutions and return both the Boeing 747-100 and -200 to maximum cargo capacity is uneconomical, the Companies may either operate one or both of the aircraft at limited load or use one or both for spare parts. The Companies are currently involved in litigation against GATX to recover the cost to repair these aircraft as well as revenues lost as a consequence of the aircraft downtime.

     In September 1996 pursuant to the FAA's National Aviation Safety Inspection Program, the Companies underwent a broad but routine inspection of all of the Companies' aircraft and maintenance operations. This

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

inspection resulted in a report from the FAA citing the Companies with a number of regulatory infractions, none of which were sufficiently serious to cause the FAA to curtail or otherwise restrict any of the Companies' operations. As a consequence of the FAA's inspection, however, the FAA and the Companies entered into a Consent Order in January 1997 which required the Companies to revise certain internal policies and procedures to address the regulatory violations noted in the inspection report as well as enforcement actions that had been pending prior to the inspection. Without admitting any fault, the Companies agreed to pay a fine of $450,000, one-third of which is suspended and will be forgiven if the Companies comply with all the terms of the Consent Order. At this time, management believes the Companies are in compliance with the Consent Order and expect the FAA to conduct another inspection of similar scope in the fourth quarter of 1997 to verify such compliance. The Consent Order also provides that it is a full and conclusive settlement of any civil penalties the Companies could incur for regulatory violations occurring before January 1, 1997, but does not preclude the FAA from taking enforcement action to revoke the Companies' air carrier operating certificate.

     Only six of the Companies' twenty Douglas DC-8 aircraft comply with the FAA Stage III noise control standards. The Companies may elect not to modify the fourteen remaining Douglas DC-8 aircraft to meet the Stage III noise control standards because the anticipated cost of approximately $3.5 million per aircraft (not including aircraft downtime) may exceed the economic benefits of such modifications. If the Companies cannot or do not modify these fourteen Douglas DC-8 aircraft, the Companies will have to remove these aircraft from service in the United States before January 1, 2000 and may have to replace them with other aircraft. In addition, thirteen of the Companies' Boeing 727 aircraft currently do not comply with the Stage III noise control standards. The Companies currently anticipate modifying their Boeing 727 fleet (at an anticipated cost of approximately $24 million) to be in compliance with the Stage III noise control standards by the applicable deadlines. However, there can be no assurance that the Companies will have sufficient funds or be able to obtain financing to cover the costs of these modifications or to replace such aircraft.

10. MAJOR CUSTOMERS

     The Companies had sales to two major customers which are entities of the United States Government, representing approximately 28%, 17%, 21%, 15% and 7% of combined revenues for the years ended December 31, 1994, 1995, 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited), respectively. Accounts receivable from these customers were approximately $45,118,000, $12,024,000 and $3,997,000 at December 31, 1995, 1996 and September 30, 1997
(unaudited), respectively.

11. MANAGEMENT'S PLANS -- SALE OF AIRCRAFT AND PLANNED MERGER

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Companies (1) are experiencing difficulty in generating sufficient cash flows to meet their obligations and sustain their operations, (2) failed to make certain principal payments and are not in compliance with certain covenants of their long-term debt agreements (3) have negative working capital and (4) have incurred substantial losses subsequent to December 31, 1996. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Companies be unable to continue as a going concern. The Companies' continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet their obligations on a timely basis, to comply with the terms and covenants of their financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations and sustain operations from sources that are described below.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On September 22, 1997, the Companies, the sole stockholder of the Companies, and Kitty Hawk, Inc. ("Kitty Hawk") entered into a merger agreement, under which each of the respective Companies will be merged with separate subsidiaries of Kitty Hawk, with each of the Companies surviving the merger as a direct, wholly owned subsidiary of Kitty Hawk. On October 23, 1997, the merger agreement was amended so that at the effective time of the merger, the outstanding shares of capital stock of four Companies (AIA, AIT, FOL and O.K.) will be converted, into the right to receive their prorata portion of 4,099,150 shares of Kitty Hawk common stock (unaudited). The outstanding shares of capital stock of KFS will be converted into the right to receive $20,000,000.

     Concurrent with the consummation of the merger agreement will be the closing of a proposed 3,000,000 share common stock offering (of which Kitty Hawk will sell 2,200,000 shares, not including up to 450,000 additional shares for which Kitty Hawk has granted the underwriters a 30 day option to purchase) and the consummation of a proposed note offering under Rule 144A of the Securities Act for $340,000,000 aggregate principal amount of senior secured notes of Kitty Hawk. The proceeds of the notes and a portion of the proceeds of the sale of shares will be used to pay the cash portion of the acquisition of the Companies and to refinance and restructure the outstanding debt of the Companies and Kitty Hawk.

     As an interim step toward the merger, on September 17, 1997, the Companies sold to Kitty Hawk sixteen Boeing 727-200 aircraft constituting the Companies' 727-200 fleet for approximately $51 million. This interim transaction was deemed necessary in order to generate cash to be used to pay for the acquisition of a Boeing 747 aircraft from an unrelated third party (see Note 9), to acquire an L-1011 aircraft and provide the Companies with working capital. As part of the transaction, the Companies assigned to Kitty Hawk all of its customer contracts relating to the aircraft sold. The purchase agreement provides the Companies the option to repurchase, no later than March 31, 1998, all except three of the 727-200 aircraft from Kitty Hawk at Kitty Hawk's purchase price, less $14 million for the three aircraft not subject to the option, plus any costs incurred by Kitty Hawk to maintain the repurchased aircraft. Similarly, Kitty Hawk has the option to require the Companies to repurchase, no later than December 31, 1997, all except three of the 727-200 aircraft at Kitty Hawk's purchase price less $14 million for the three aircraft not subject to the option, plus any costs incurred by Kitty Hawk to maintain the repurchased aircraft. At September 30, 1997, the Companies deferred a gain of approximately $30 million (unaudited) in connection with this transaction. This gain will be recognized if the merger is not finalized and the put and call options are not exercised.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following sets forth the Company's Unaudited Pro Forma Combined Financial Information for 1996 and the nine months ended September 30, 1997, in each case giving effect to (i) the Company's November 1997 3,000,000 share common stock offering (2,200,000 shares of which were sold by the Company and 800,000 shares of which were sold by certain stockholders of the Company) (the "Common Stock Offering"), (ii) the Company's November 1997 $340 million senior secured note offering (the "Note Offering"), (iii) the Company's November 1997 acquisition of the Kalitta Companies by merger (the "Merger"), (iv) the November 1997 refinancing of all but approximately $10 million of the outstanding indebtedness of the Company and the Kalitta Companies with a portion of the net proceeds of the Common Stock Offering, the Note Offering and a new $45.9 million term loan (the "Refinancings"), (v) a $750,000 distribution by the Kalitta Companies to Mr. Kalitta for a portion of his 1997 income tax liability (the "Kalitta Tax Distribution") and (vi) the sale of a Hawker Siddeley HS-125 aircraft by the Kalitta Companies to Mr. Kalitta (the "Hawker Sale"). The Company's Unaudited Pro Forma Combined Statement of Operations Information gives effect to the Common Stock Offering, the Note Offering, the Merger, the Refinancings, the Kalitta Tax Distribution and the Hawker Sale, as if they had been consummated at the beginning of 1996. The Company's Unaudited Pro Forma Combined Balance Sheet Information gives effect to the Common Stock Offering, the Note Offering, the Merger, the Refinancings, the Kalitta Tax Distribution and the Hawker Sale as if they had been consummated on September 30, 1997.

     The Unaudited Pro Forma Combined Financial Information of the Company is presented for illustrative purposes only and does not purport to present the financial position or results of operations of the Company had the Common
Stock Offering, the Note Offering, the Merger, the Refinancings, the Kalitta Tax Distribution and the Hawker Sale occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical financial statements of Kitty Hawk appearing in its annual and transition reports on Form 10-K and of the Kalitta Companies appearing elsewhere in this Form 8-K. Certain amounts reported in the Kalitta Companies' historical combined financial statements have been reclassified to conform with the Kitty Hawk presentations in the Unaudited Pro Forma Combined Financial Information.

     The accompanying Unaudited Pro Forma Combined Financial Information has been prepared under guidelines established by Article 11 of Regulation S-X under the Securities Act. Under those guidelines, there are limitations on the adjustments that can be made in the presentation of pro forma financial information. Accordingly, no pro forma adjustments have been applied to reflect
(i) revenues or operating costs expected to be generated from two Boeing 747s expected to be purchased and modified to cargo configuration with approximately $56 million of the net proceeds from the Note Offering or the recent purchase of one Boeing 747 or (ii) operating efficiencies or cost savings (other than approximately $1.5 million of insurance savings) expected to result from the Merger. In addition, pro forma results have not been adjusted to eliminate abnormally high engine overhaul expenses, costs incurred to add and maintain flight crews in anticipation of increased air freight carrier business which has not yet materialized in part due to delays in acquiring aircraft and start-up costs associated with establishing the Kalitta Companies' wide-body passenger charter business.

     The historical balance sheet information for Kitty Hawk and the Kalitta Companies has been derived from the unaudited September 30, 1997 balance sheets of Kitty Hawk appearing in its quarterly report on Form 10-Q for the quarter ended September 30, 1997 and of the Kalitta Companies included elsewhere in this Form 8-K. The historical statement of operations data for 1996 has been derived from unaudited information presented in Footnote 10 to Kitty Hawk's audited financial statements included in its transition report on Form 10-K and from the audited combined statements of operations of the Kalitta Companies for the year ended December 31, 1996 included elsewhere in this Form 8-K. The historical statement of operations data for Kitty Hawk and the Kalitta
Companies for the nine months ended September 30, 1997 has been derived from the unaudited statements of operations for the nine months ended September 30, 1997 of Kitty Hawk appearing in its quarterly report on Form 10-Q for the quarter ended September 30, 1997 and of the Kalitta Companies appearing elsewhere in this Form 8-K.

     The pro forma adjustments relating to the purchase of the Kalitta Companies represent the Company's preliminary determinations of these adjustments and are based upon available information and certain assumptions the Company considers reasonable under the circumstances. Final amounts could differ from those set forth therein and those differences could be material. The Company will finalize its purchase price allocation subsequent to the date hereof. The unaudited interim financial statements of Kitty Hawk referred to above include, in the opinion of management of Kitty Hawk, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of Kitty Hawk for the unaudited interim period. The unaudited interim financial statements of the Kalitta Companies referred to above include, in the opinion of management of the Kalitta Companies, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the Kalitta Companies for the unaudited interim period.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                          HISTORICAL
                                                    ----------------------          PRO FORMA
                                                                  KALITTA    -----------------------
                                                    KITTY HAWK   COMPANIES   ADJUSTMENTS    COMBINED
                                                    ----------   ---------   -----------    --------
Current Assets
  Cash and cash equivalents.......................   $  2,403    $  3,282     $   5,9653a   $ 11,650
  Restricted cash.................................         --      14,037        56,0003b     70,037
  Trade accounts receivable.......................     21,645      64,909            --       86,554
  Accounts receivable -- related parties..........         --       1,255            --        1,255
  Inventory and aircraft supplies.................      5,588      24,624            --       30,212
  Prepaid expenses and other current assets.......      6,808      19,773          (101)3c    26,480
                                                     --------    --------     ---------     --------
          Total current assets....................     36,444     127,880        61,864      226,188
Property and equipment, net.......................    140,357     271,819        46,2763d    458,452
Other assets......................................         --         777        10,1233e     10,900
                                                     --------    --------     ---------     --------
          Total assets............................   $176,801    $400,476     $ 118,263     $695,540
                                                     ========    ========     =========     ========
Current Liabilities
  Accounts payable and accrued expenses...........   $ 27,968    $ 75,906     $  15,6833f   $119,557
  Deferred gain on sale of aircraft...............         --      30,255       (30,255)3g        --
  Notes payable to bank, classified as current....         --      55,434       (55,434)3h        --
  Long-term debt, classified as current...........         --     196,364      (196,364)3h        --
  Note payable and bank line of credit............         --       2,995        (2,995)3h        --
  Current maturities of long-term debt............      8,373          --        (4,573)3h     3,800
                                                     --------    --------     ---------     --------
          Total current liabilities...............     36,341     360,954      (273,938)     123,357
Note payable......................................         --         300            --          300
Existing long-term debt...........................     72,674          --       (66,474)3h     6,200
Notes.............................................         --          --       340,0003h    340,000
Term Loan.........................................         --          --        45,9003h     45,900
Deferred income taxes.............................      2,545          --         8,9553i     11,500
Minority interest.................................         --       3,572            --        3,572
Stockholders' equity, net.........................     65,241      35,650        63,8204     164,711
                                                     --------    --------     ---------     --------
          Total liabilities and stockholders'
            equity................................   $176,801    $400,476     $ 118,263     $695,540
                                                     ========    ========     =========     ========

                            See accompanying notes.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                           HISTORICAL
                                                     ----------------------          PRO FORMA
                                                                   KALITTA    -----------------------
                                                     KITTY HAWK   COMPANIES   ADJUSTMENTS    COMBINED
                                                     ----------   ---------   -----------    --------
Revenues:
  Air freight carrier..............................   $ 55,504    $388,193      $ (5,432)2a  $438,265
  Air logistics....................................     77,168          --            --       77,168
  Maintenance and other............................         --      36,348            --       36,348
                                                      --------    --------      --------     --------
          Total revenues...........................    132,672     424,541        (5,432)     551,781
Costs of Revenues:
  Air freight carrier..............................     40,860     357,830        (3,996)2b   394,694
  Air logistics....................................     67,938          --            --       67,938
  Maintenance and other............................         --      22,316            --       22,316
                                                      --------    --------      --------     --------
          Total costs of revenues..................    108,798     380,146        (3,996)     484,948
                                                      --------    --------      --------     --------
Gross profit (loss)................................     23,874      44,395        (1,436)      66,833
General and administrative expenses................      8,943      22,900            --       31,843
Non-qualified employee profit sharing..............      1,243          --            --        1,243
Stock option grants to executives..................      4,231          --            --        4,231
                                                      --------    --------      --------     --------
          Total operating expenses.................     14,417      22,900            --       37,317
                                                      --------    --------      --------     --------
Operating income (loss)............................      9,457      21,495        (1,436)      29,516
Other Income (expense):
  Interest expense, net............................     (2,062)    (21,632)      (16,632)2c   (40,326)
  Other, net.......................................        291       1,266            --        1,557
                                                      --------    --------      --------     --------
Income (loss) before income taxes and minority
  interest.........................................      7,686       1,129       (18,068)      (9,253)
Minority interest..................................         --      (1,146)           --       (1,146)
                                                      --------    --------      --------     --------
Income (loss) before income taxes..................      7,686         (17)      (18,068)     (10,399)
Income taxes (benefit).............................      3,038          --        (3,038)2d        --
                                                      --------    --------      --------     --------
          Net income (loss)........................   $  4,648    $    (17)     $(15,030)    $(10,399)
                                                      ========    ========      ========     ========
Net income (loss) per share........................   $   0.55                               $  (0.70)
                                                      ========                               ========
Weighted average common and common equivalent
  shares outstanding...............................      8,477                     6,299       14,776
                                                      ========                  ========     ========

                            See accompanying notes.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                     HISTORICAL
                                               -----------------------           PRO FORMA
                                                              KALITTA     ------------------------
                                               KITTY HAWK    COMPANIES    ADJUSTMENTS     COMBINED
                                               ----------    ---------    -----------     --------
Revenues:
  Air freight carrier......................     $55,789      $302,345      $ (4,942)2a    $353,192
  Air logistics............................      45,878            --            --         45,878
  Maintenance and other....................          --        23,299            --         23,299
                                                -------      --------      --------       --------
          Total revenues...................     101,667       325,644        (4,942)       422,369
Costs of Revenues:
  Air freight carrier......................      38,076       297,968       (16,721)2b     319,323
  Air logistics............................      42,037            --            --         42,037
  Maintenance and other....................          --        17,235            --         17,235
                                                -------      --------      --------       --------
          Total costs of revenues..........      80,113       315,203       (16,721)       378,595
                                                -------      --------      --------       --------
Gross profit...............................      21,554        10,441        11,779         43,774
General and administrative expenses........       7,550        19,481            --         27,031
Non-qualified employee profit sharing......       1,161            --            --          1,161
                                                -------      --------      --------       --------
          Total operating expenses.........       8,711        19,481            --         28,192
                                                -------      --------      --------       --------
Operating income (loss)....................      12,843        (9,040)       11,779         15,582
Other Income (expense):
  Interest expense, net....................      (1,809)      (19,740)       (8,696)2c     (30,245)
  Other, net...............................         579          (103)           --            476
                                                -------      --------      --------       --------
Income (loss) before income taxes and
  minority
  interest.................................      11,613       (28,883)        3,083        (14,187)
Minority interest..........................          --        (1,859)           --         (1,859)
                                                -------      --------      --------       --------
Income (loss) before income taxes..........      11,613       (30,742)        3,083        (16,046)
Income taxes (benefit).....................       4,645            --        (4,645)2d          --
                                                -------      --------      --------       --------
          Net income (loss)................     $ 6,968      $(30,742)     $  7,728       $(16,046)
                                                =======      ========      ========       ========
Net income (loss) per share................     $  0.67                                   $  (0.96)
                                                =======                                   ========
Weighted average common and common
  equivalent shares outstanding............      10,452                       6,299         16,751
                                                =======                    ========       ========

                            See accompanying notes.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

1. Allocation of Purchase Price -- Based upon the Kalitta Companies' September 30, 1997 unaudited balance sheet, the purchase price would have been calculated and allocated as follows:

PURCHASE PRICE DETERMINATION:
  Cash......................................................    $  20,000
  4,099,150 shares of Kitty Hawk common stock at an assumed
     value of $15 per share.................................       61,487
  Related expenses..........................................        2,178
  Plus fair value of liabilities assumed:
     Accounts payable and accrued expenses (including
      $14,933 maintenance accrual to conform to Kitty Hawk
      accounting method and record the Kalitta Tax
      Distribution).........................................       91,589
     Notes payable, reclassified as current.................       58,429
     Long-term debt, reclassified as current, including
      approximately $3,000 in early payment penalties.......      199,364
     Note payable...........................................          300
     Deferred income taxes..................................        8,955
     Minority interest......................................        3,572
                                                                ---------
          Total purchase price to allocate..................    $ 445,874
                                                                =========
PURCHASE PRICE ALLOCATION:
  Current assets............................................    $ 127,779
  Property and equipment, principally aircraft..............      318,095
                                                                ---------
                                                                $ 445,874
                                                                =========

   The foregoing purchase price determination and allocation are based on the September 30, 1997 Kalitta Companies' balance sheet and preliminary estimates of fair value of assets acquired and liabilities assumed. The final purchase price allocation is contingent upon final assessment or appraisal of the fair value of the net assets acquired and the final consideration given.

                             (DOLLARS IN THOUSANDS)

2. Pro Forma Combined Statement of Operations -- The Company's Pro Forma Combined Statement of Operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997 includes the following adjustments:

                                                                              NINE MONTHS
                                                              YEAR ENDED         ENDED
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1996            1997
                                                             ------------    -------------
a. Revenues:
   - Elimination of intercompany revenue...................    $ (4,914)       $  (4,639)
   - Elimination of revenue on aircraft to be purchased by
     Mr. Kalitta...........................................        (518)            (303)
                                                               --------        ---------
                                                                 (5,432)          (4,942)
                                                               --------        ---------
b. Costs of revenues:
   - Elimination of intercompany revenue...................      (4,914)          (4,639)
   - Elimination of the cost of revenues associated with
     the aircraft to be purchased by Mr. Kalitta...........        (466)            (273)
   - Conforming the Kalitta Companies' aircraft maintenance
     accounting policy to that of Kitty Hawk...............      (2,323)         (14,534)
   - Decreasing insurance costs for the combined fleet.....      (1,500)          (1,125)
   - Increase in depreciation expense from the step-up in
     fair value of acquired property and equipment,
     principally aircraft, and adjusting the useful lives
     of the acquired aircraft..............................       5,207            3,850
                                                               --------        ---------
                                                                 (3,996)         (16,721)
                                                               --------        ---------
c. Interest expense:
   - Repaying existing Kalitta Company credit facilities...      20,912           19,200
   - Repaying existing Kitty Hawk credit facilities........       1,882            1,674
   - The Notes.............................................     (33,830)         (25,373)
   - Term Loan.............................................      (4,039)          (3,029)
   - Amortizing deferred financing costs...................      (1,557)          (1,168)
                                                               --------        ---------
                                                                (16,632)          (8,696)
d. Adjustments to reduce income tax expense by the amount
   incurred by Kitty Hawk..................................      (3,038)          (4,645)
                                                               --------        ---------
                                                               $(15,030)       $   7,728
                                                               ========        =========

   The tax effects of the remaining pro forma net operating loss carryforward at December 31, 1996 and at September 30, 1997 have not been reflected as an income tax benefit in the pro forma statements of operations due the uncertainty of future realization.

   Interest expense on the $340 million of senior secured notes (the "Notes") is based upon an interest rate of 9.95%. Interest expense on the Company's $45.9 million term loan (the "Term Loan") is calculated assuming an interest rate of 8.8%. Interest on the Term Loan currently accrues at approximately 8.7% and subsequently will accrue at a variable rate equal to LIBOR plus 3% or a base rate plus 1.5%, subject to reduction. Each 1/4 percentage point change in the interest rate of the Term Loan results in a change in interest expense of $115 and $86 for 1996 and the nine months ended September 30, 1997, respectively.

                             (DOLLARS IN THOUSANDS)

3. Pro Forma Balance Sheet -- For purposes of preparing the Unaudited Pro Forma Combined Balance Sheet, the Kalitta Companies' assets and liabilities assumed have been recorded at their estimated fair values, the final determination of which has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma financial information reflect the Company's best estimate based upon currently available information. However, such adjustments could change and such changes may be material.

                                                              AS OF SEPTEMBER 30,
                                                                      1997
                                                              --------------------
a. Cash:
   - Issuing 2,200,000 shares of common stock at an offering
     price of $19 per share.................................  $  41,800
   - Cash payment to Mr. Kalitta............................    (20,000)
   - Proceeds of the Notes..................................    340,000
   - Repaying existing credit facilities including early
     payment penalties of approximately $3,000..............   (328,840)
   - Restricted cash........................................    (56,000)
   - Expenses of the Transactions and the Refinancings......    (16,895)
   - Proceeds from the Term Loan............................     45,900
                                                              ---------
                                                                           $ 5,965
b. Restricted Cash resulting from the proceeds from the Note
   Offering used to fund the acquisition of two Boeing
   747s.....................................................                56,000
c. Other current assets.....................................                  (101)
d. Property and equipment...................................                46,276
e. Other assets, principally deferred debt costs............                10,123
f. Adjusting accrued maintenance to conform the Kalitta
   Companies' accounting policy to that of Kitty Hawk and
   recording the Kalitta Tax Distribution...................                15,683
g. Deferred gain on sale of aircraft........................               (30,255)
h. Adjusting debt outstanding for the following:
   - The Note Offering......................................    340,000
   - Repayment of existing credit facilities................   (325,840)
   - Term Loan..............................................     45,900
                                                              ---------
                                                                            60,060
i. Recording deferred income taxes related to the book and
   tax basis differences of the assets acquired and
   liabilities assumed in the Merger........................               $ 8,955

   Approximately $10 million of existing debt was not refinanced in connection with the Refinancings. This amount has been reflected on the pro forma balance sheet as Current maturities of long-term debt and Existing long-term debt.

4. Stockholders' Equity -- Stockholders' equity has been adjusted to reflect the issuance of 4,099,150 shares of Kitty Hawk's common stock in conjunction with the Merger and the issuance of 2,200,000 shares at an offering price of $19 per share.

                              INDEX TO EXHIBITS


EXHIBIT NO.                     DESCRIPTION
-----------                     -----------
    2.1     Agreement and Plan of Merger, dated as of September 22, 1997 (the
            "Merger Agreement"), by and among Kitty Hawk, Inc., Kitty Hawk - AIA,
            Inc., Kitty Hawk - AIT, Inc., Kitty Hawk - FOL, Inc., Kitty Hawk -
            KFS, Inc., Kitty Hawk - OK, Inc., M. Tom Christopher, American
            International Airways, Inc., American International Travel, Inc.,
            Flight One Logistics, Inc., Kalitta Flying Service, Inc., O.K.
            Turbines, Inc., and Conrad Kalitta. (1)

    2.2     Amendment No. 1 to the Merger Agreement, dated October 23, 1997. (1)

    2.3     Amendment No. 2 to the Merger Agreement, dated October 29, 1997. (1)

    2.4     Amendment No. 3 to the Merger Agreement, dated November 14, 1997. (1)

    23.1    Consent of Deloitte & Touche, LLP. (2)


_____________

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Reg. No. 333-36125), dated November 1997.

(2)      Filed herewith.